PRESS RELEASE

LAS VEGAS, NEVADA, March 18, 2013 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the fourth quarter and year ended December 31, 2012.

Net revenue was $79.0 million for the fourth quarter ended December 31, 2012 compared to $81.5 million for the fourth quarter of 2011, a decrease of 3.1%. ACEP reported a fourth quarter Net Loss of $8.3 million compared to a Net loss of $7.0 million in the fourth quarter of 2011. Adjusted EBITDA decreased 19.9% to $10.9 million for the fourth quarter of 2012 compared to $13.6 million for the fourth quarter of 2011. Adjusted EBITDA Margin also declined to 13.8% compared to 16.7% in 2011. For the year ended December 31, 2012, Adjusted EBITDA was $62.4 million compared to $66.7 million in 2011.

Our fourth quarter revenues were impacted by softness in hotel occupancy and ADR at Stratosphere and lower gaming revenues in the Las Vegas local market. In addition, increased expenses had an impact. During the fourth quarter, our repair and maintenance expenses increased $665,000 due to ongoing projects at Stratosphere, Aquarius and Boulder. In addition, we wrote off $775,000 from our cancelled debt offering and $81,000 for various property improvements we do not expect to complete. We also experienced approximately $245,000 in increased taxes and fees to the State of Nevada and the water authority. ACEP Interactive, our licensed internet gaming subsidiary, spent approximately $113,000 during the fourth quarter toward acePLAYPoker.com, which became active in February 2013. We also closed the Top of the World restaurant and opened McCall’s Heartland Grill at Stratosphere, which is discussed below.

The Stratosphere – Stratosphere’s Net revenue decreased 5.1% in the fourth quarter of 2012. During the period, Stratosphere experienced softness in both occupancy and ADR. The lower occupancies led to lower volume in the casino and food and beverage areas. In addition, Stratosphere’s signature restaurant, Top of the World, was closed for renovations over a three week period. Despite being closed, the Top of the World staff attended regular training sessions. The overall cost to close Top of the World and train the staff was approximately $300,000. Stratosphere’s new restaurant, McCall’s Heartland Grill opened to the public on October 25, 2012 and has been very well received for the quality of food and design. As is often the case for a new restaurant, McCall’s Heartland Grill was not as efficient as it will be over time and we expect revenue to build.

Arizona Charlie’s –The Arizona Charlie’s net revenue decreased 5.1% in the fourth quarter. Most of the decline occurred at the Boulder property; however, Arizona Charlie’s Decatur also experienced lower slot revenue, despite increased promotions. Arizona Charlie’s continues to see lower revenue from players with a lower average daily theoretical worth and from non-rated play. Also bingo revenue decreased 58% due primarily to a lower hold percentage.

The Aquarius – Fourth quarter revenues were $21.2 million, a 2.9% increase over 2011. The increase in net revenue was driven by a 3.6% increase in casino revenue and a 2.2% increase in ADR.

Financial Statistics as of December 31, 2012:
• Cash	$ 63.2 million
• Book value of Debt, including capital leases, net of unamortized discount	$ 330.8 million
• Capital expenditures	$ 17.4 million

Conference Call Information:

We will hold our fourth quarter 2012 earnings conference call, Monday, March 18, 2013 at 11:00 AM Pacific Time (12:00 PM Mountain, 1:00 PM Central, 2:00 PM Eastern). To attend, dial 888-364-3109 (US/Canada toll-free). The pass code is 1959491. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$48.1	$49.1	$200.7	$202.2
Hotel	13.7	14.7	64.1	64.0
Food and beverage	15.6	16.5	66.9	68.4
Tower, retail, entertainment and other	7.7	7.6	33.2	32.7
Gross revenues	85.1	87.9	364.9	367.3
Less promotional allowances	6.1	6.4	25.1	24.7
Net revenues	79.0	81.5	339.8	342.6

Costs and expenses:
Casino	15.9	16.2	65.1	66.1
Hotel	7.6	7.9	34.1	34.3
Food and beverage	12.7	12.7	51.6	51.3
Other operating expenses	2.8	2.8	11.5	12.0
Selling, general and administrative	29.4	28.5	116.0	113.2
Pre-opening costs	-	-	0.1	-
Depreciation and amortization	8.3	9.0	33.3	39.1
Impairment of assets	-	0.3	-	0.3
Total costs and expenses	76.7	77.4	311.7	316.3
Income from operations	$2.3	$4.1	$28.1	$26.3

EBITDA Reconciliation:
Net loss	$(8.3)	$(7.0)	$(15.8)	$(20.3)
Interest income	-	-	-	-
Interest expense	10.6	11.1	42.8	45.2
Depreciation and amortization	8.3	9.0	33.3	39.1
EBITDA	$10.6	$13.1	$60.3	$64.0

Numbers may vary due to rounding.

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	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net loss	$(8.3)	$(7.0)	$(15.8)	$(20.3)
Interest income	-	-	-	-
Interest expense	10.6	11.1	42.8	45.2
Depreciation and amortization	8.3	9.0	33.3	39.1
Gain on disposal of assets	-	(0.1)	(0.1)	(0.1)
Pre-opening costs	-	-	0.1	-
Management fee - related party	0.3	0.3	1.0	1.1
Impairment of assets	-	0.3	-	0.3
Loss on debt redemption	-	-	1.1	1.4
Adjusted EBITDA	$10.9	$13.6	$62.4	$66.7
Adjusted EBITDA Margin	13.8%	16.7%	18.4%	19.5%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

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	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

	(in millions)		(in millions)
WPU - Slot
Stratosphere	104.83	102.76	106.85	101.14
Decatur	110.84	112.07	112.58	117.60
Boulder	68.06	72.27	73.03	72.87
Aquarius	130.52	124.65	133.60	126.27
ACEP Consolidated	106.08	104.90	108.96	106.49

WPU - Tables
Stratosphere	724.64	724.64	832.68	699.62
Decatur	543.48	543.48	591.99	593.61
Boulder	434.78	399.60	382.51	356.29
Aquarius	404.16	407.10	490.37	484.07
ACEP Consolidated	556.03	552.72	632.86	577.33

ADR
Stratosphere	51.34	55.11	50.94	51.14
Decatur	42.09	47.81	43.19	45.37
Boulder	40.11	42.88	39.84	41.59
Aquarius	44.54	43.57	48.65	48.38
ACEP Consolidated	48.52	51.21	49.43	49.71

Hotel Occupancy %
Stratosphere	74.6	77.2	84.6	86.1
Decatur	63.0	53.5	63.8	60.7
Boulder	42.1	42.5	45.9	46.1
Aquarius	39.4	39.6	49.4	46.0
ACEP Consolidated	58.2	59.2	67.4	66.7

Net Revenue
Stratosphere	35.5	37.4	154.5	156.2
Decatur	14.6	15.0	59.6	62.1
Boulder	7.5	8.3	31.7	33.8
Aquarius	21.2	20.6	93.3	89.8
Corporate	0.2	0.2	0.7	0.7
ACEP Consolidated	79.0	81.5	339.8	342.6

Numbers may vary due to rounding.

1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

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Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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